[GRAPHIC OMITTED]
          [PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP LETTERHEAD]




                                                               August 18, 2006



Via EDGAR
---------

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C 20549

RE:     Asia Satellite Telecommunications Holdings Limited
        Form 20-F for the fiscal year ended December 31, 2005
        Filed June 19, 2006
        File No. 001-14396

Dear Sir or Madam:

                On  behalf  of  Asia  Satellite   Telecommunications  Holdings
Limited (the "Company"), we hereby request an extension of time until September 6, 2006, to respond to the comments of the Staff of the Securities and Exchange Commission received August 9, 2006 concerning the report of the Company referenced above. If this request for an extension is not acceptable, please contact the undersigned at your earliest convenience.

                                        Very truly yours,


                                        /s/ Auria O. Styles
                                        ------------------------
                                        Auria O. Styles
                                        Associate


cc:  Catherine Chang
     John E. Lange
     Xiaoyu Greg Liu